                                                                     Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
            For the Three and Six Months Ended June 30, 1998 and 1997
                  (Amounts in thousands, except per share data)

                                                                      Three Months Ended                  Six Months Ended
                                                                            June 30,                          June 30,
                                                                   ----------------------------       -------------------------
                                                                     1998             1997              1998             1997
                                                                     ----             ----              ----             ----
    Basic - assumes no dilution:

    Net income for the period                                    $  15,648         $  20,896        $  38,107         $  40,296
                                                                 ---------         ---------        ---------         ---------

    Weighted average number of common
       shares outstanding during the period                         43,597            46,192           43,885            46,758
                                                                 ---------         ---------        ---------         ---------

    Net income per share - basic                                 $    0.36         $    0.45        $    0.87         $    0.86
                                                                 =========         =========        =========         =========


    Diluted - assumes full dilution:

    Net income for the period                                    $  15,648         $  20,896        $  38,107         $  40,296
                                                                 ---------         ---------        ---------         ---------
    Weighted average number of common
       shares outstanding during the period                         43,597            46,192           43,885            46,758
    Weighted average number of common
       equivalent shares to reflect the dilutive
       effect of common stock equivalent securities:
          Warrants                                                      99               249               99               248
          Stock options                                                483               426              484               404
          Common stock units related to Deferred
              Equity Compensation Plan for Directors                    44                30               44                30
          Common stock units related to Deferred
              Compensation Plan for Employees                            2                 -                1                 -
                                                                 ---------         ---------        ---------         ---------

    Total common and common equivalent shares
       adjusted to calculate diluted earnings per share             44,225            46,897           44,513            47,440
                                                                 ---------         ---------        ---------         ---------

    Net income per share - diluted                               $    0.36         $    0.45        $    0.86         $    0.85
                                                                 =========         =========        =========         =========

    Percentage of dilution compared to
       basic net income per share                                      0.0%              0.0%             1.1%              1.2%